Exhibit 10.44

John H. Eyler

Chairman and Chief Executive Officer

Toys “R” Us, Inc.

October 20, 2004

Mr. Antonio Urcelay

President – Continental Europe

Dear Antonio,

Further to your current position as Managing Director of Toys “R” Us Iberia, S.A. and Toys “R” Us SARL, on behalf of Toys “R” Us, Inc. (the “Company”), I wish to congratulate you on your nomination as President – Continental Europe. The following letter outlines the terms and conditions of your professional position, which was effective August 16, 2004. Therefore, the valid conditions of your professional services are the ones included in this letter. Accordingly, the agreement entered into between you and the Company on May 13, 1999 (concerning severance payments should a Change in Control occur) and the letter agreement provided you in October 2003 are considered null and void.

•	Base pay - Your new annual base pay for your professional services as President – Continental Europe is 415,000 Euro.

•	Incentive Target - Your new incentive target is 373,500 Euro or 90% of your annual base pay. Therefore, your target total pay (base plus incentive) is 788,500 Euro, an increase of 142,750 Euro, or 22.1% over your current target total pay.

•	Other Benefits - During the time you are providing services as President – Continental Europe, you will continue to be eligible to participate in the other Company benefit programs in which you currently participate subject to the terms of the benefit plans and any subsequent modifications the Company may make to those benefit plans.

•	Severance compensation - Your current agreement of professional services provides that if your professional relationship with the Company is terminated by the Company, (for reasons other than gross misconduct in the performance of your position or a violation of the Company’s Code of Ethical Standards and Business Practices and Conduct), or if your professional position is eliminated and you are not offered a professional position with equivalent target compensation, or are required to relocate and be based at an office or location outside of the Madrid, Spain area, the Company will provide you with: (i) compensation amounting to twelve months base monthly pay, (ii) plus the actual achieved incentive payment up to a maximum of your target incentive in the year of the termination of your professional relationship with the Company. As a result of your nomination as President – Continental Europe, the Company will increase this provision to provide you with (i) eighteen months base monthly pay (ii) plus the actual achieved incentive payment up to a maximum of your target incentive for the eighteen-month period after the termination of your professional relationship with the Company. This provision shall also apply should you voluntarily resign your position as President – Continental Europe as a result of the Company requiring you, without your consent, to relocate and be based at any office or location outside of the Madrid, Spain area. The aforementioned (i) compensation and (ii) incentive payments will include any statutory notice and/or termination pay you would otherwise be entitled to for the termination of your professional relationship with the Company. Please note that the incentive payment(s) will not be paid until after the fiscal year(s) for which it applies, as actual results will not be available until after the fiscal year(s) ends.

•	Additionally, for the eighteen-month period after the termination of your professional relationship with the Company (for reasons other than for gross misconduct in the performance of your position or a violation of the Company’s Code of Ethical Standards and Business Practices and Conduct) you will continue to receive (i) your car benefit (although you will be responsible for your own gas, maintenance and other usage-related expenses); (ii) health benefits; and (iii) the use of your Company provided laptop computer and cell phone. (You will be responsible for the cost of any phone calls and will be excluded from logging in to the Company network.) Once this eighteen-month period has elapsed, you are requested to return the car, the laptop computer and the cell phone, in good working condition, to the Company.

•	Your stock options and restricted stock will continue vesting for 90 days after the date of termination of your professional relationship with the Company. Once this 90 day period has elapsed, (i) any unvested stock options will be automatically cancelled, however, (ii) you will have up to 30 days following the expiration of the eighteen-month period after the termination of your professional relationship with the Company to exercise any vested stock options, at which time this entitlement will also be lost.

•	For the eighteen-month period after the termination of your professional relationship with the Company, the Company will continue making contributions to the pension plan and providing you with tax advice.

•	Change in Control[1] - In case of removal from your post of President – Continental Europe due to a Company resolution adopted within the twelve months following the Company’s Change in Control, except for gross misconduct, you shall have the right to a severance compensation of eighteen months gross pay. This compensation will be calculated taking into account the result of dividing the last twelve months gross pay

1	Change in Control shall have the same meaning as defined in the Company’s various Stock Option and Performance Incentive Plans.

and target annual incentive bonus by twelve and multiplying the result of this division by eighteen, and shall be subject to any relevant withholding tax or Social Security payments.

This compensation shall be paid in eighteen equal monthly installments starting the last day of the month following your removal as President – Continental Europe.

No severance compensation shall be due in case of your resignation from your post following a Change in Control, for any reason other than the Company requiring you, without your consent, to relocate and be based at any office or location outside of the Madrid, Spain area.

No severance compensation shall be due in the case of your removal as President – Continental Europe within twelve months following a Change in Control, if you are offered another professional position in the Company with equivalent target compensation in the Madrid, Spain area.

•	Non-competition - The severance compensation stated in this letter, is greater than the severance compensation stated by Royal Decree 1382/1985 on Top Executive Personnel (we refer to this legislation only in order to establish an appropriate compensation for the non-competition covenant), and includes severance compensation for your non-competition covenant. This is because said severance compensation is subject to your promise that for a period of eighteen months following your removal as President – Continental Europe you will not (i) carry out any other business, similar or equal to the Company or which otherwise in any way competes with the business of the Company directly or indirectly, individually or as an employee, consultant, advisor, partner, associate or in any other capacity, unless the competitive business represents less than 10% of the whole business turnover; (ii) call upon, communicate with, attempt to communicate with or solicit business from any client or customer of the Company or any person responsible for referring business to the Company, or any competitor of the Company, or for your own interest if you should become a competitor of the Company, and (iii) take any action to assist any successor employer or entity in employment solicitation or recruiting any employee who had worked for the Company during the immediate six months prior to your removal as President – Continental Europe.

For the purposes of this non-competition covenant, the business of the Company shall be defined and limited to the retail sales of toys and juvenile products.

In the event of breaching this non-competition covenant, and in accordance with the exceptional nature of this agreement and the Company’s market activity, it is established with your express acknowledgment and approval, that you will pay to the Company, a penalty clause equal to the amount of the severance compensation corresponding to the remaining time of the obligation. This penalty clause is in accordance with articles 1151 and 1155 of the Civil Code, excluding damages that may arise as a result of your breach of this non-competition covenant and that will be established, if any, by competent jurisdiction. You agree that the Company may withhold payment of any remaining outstanding severance compensation payments otherwise owed to you under this agreement as payment of the penalty provided herein.

Antonio, I look forward to working with you in your new professional role. I know you will continue to make many contributions to the success of this Company. If you have any questions, please feel free to contact me at (973) 617-5768.

To conclude, we kindly request you to sign below as acknowledgment of receipt and agreement with the terms and conditions of this letter.

Sincerely,

/s/ John H. Eyler, Jr.

John H. Eyler, Jr.

I received the original and I agree with its contents

Signed by Antonio Urcelay

/s/ Antonio Urcelay	Date:	22.10.04
Antonio Urcelay